EXHIBIT 35.1

ANNUAL SERVICER’S COMPLIANCE CERTIFICATE

This Servicer’s Annual Certification is delivered pursuant to a servicing agreement dated as of June 10, 2015 (the “Servicing Agreement”) by and among, Huntington Auto Trust 2015-1 (the "Issuing Entity"), The Huntington National Bank, as Servicer, (in such capacity, the “Servicer”), and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”). All capitalized terms used but not defined herein shall have the meaning assigned thereto in the Appendix A to the Sale Agreement, dated as of June 10, 2015, between Huntington Funding, LLC and the Issuing Entity.
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The undersigned, a Responsible Officer of the Servicer, hereby certifies that:

1. A review of the activities of the Servicer and of the performance of its obligations under the Servicing Agreement during the period from June 10, 2015 to and including December 31, 2015 (the “Review Period”) was conducted under my supervision.

2. Based on my knowledge and such review, except as otherwise disclosed pursuant to paragraph 3 below, the Servicer has fulfilled its obligations under the Servicing Agreement during the applicable Review Period and there is no significant deficiency known by me with respect to the applicable Review Period which has not been disclosed herein.

3. Based on such review, to my knowledge, the following is a description of each significant deficiency during the Review Period in the performance of the Servicer’s obligations under the provisions of the Servicing Agreement, which sets forth in detail (i) the nature and status of each such deficiency and (ii) the action taken by the Servicer, if any, to remedy each such deficiency: [NONE]

4. I have reviewed all distribution or servicing reports (the "Reports") delivered by the Servicer in respect of periods included in the Review Period.

5. Based on my knowledge, the information in these Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the applicable Review Period.

6. Based on my knowledge, the distribution or servicing information required to be provided to the Owner Trustee, Indenture Trustee, and each Rating Agency by the Servicer under the Servicing Agreement for inclusion in these Reports is included in these Reports.

7. I am responsible for reviewing the activities performed by the Servicer under the Servicing Agreement and based upon my knowledge and review, and except as disclosed in this Certificate or otherwise in writing, the Servicer has fulfilled its obligations under the Servicing Agreement.

8. To my knowledge, the Servicer has provided all of the reports and certificates required under the Servicing Agreement to the parties to which such reports and certificates are required to be provided with respect to the applicable Review Period.

By:     /s/ Kim Taylor
Name:     Kim Taylor
Title:     Senior Vice President, The Huntington National Bank

Date: March 29, 2016